Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SIEMENS HEALTHINEERS HOLDING I GMBH,

FALCON SUB INC.,

VARIAN MEDICAL SYSTEMS, INC.

and

SIEMENS MEDICAL SOLUTIONS USA, INC. (solely for purposes of Article VIII)

Dated as of August 2, 2020

i

ii

EXHIBITS

Exhibit A – Certificate of Incorporation

Exhibit B – By-Laws

iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2020 (this “Agreement”), is by and among SIEMENS HEALTHINEERS HOLDING I GMBH, a company organized under the laws of Germany (“Parent”), FALCON SUB INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), VARIAN MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”), and SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation (the “Guarantor”) (solely for purposes of Article VIII).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, SIEMENS HEALTHINEERS AG (“Siemens Parent”), the parent of Parent, has delivered a Letter of Support (the “Letter of Support”) attached hereto as Annex A.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place remotely at 9:00 a.m., New York City time, on the sixth (6th) business day after the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5     Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Restated Certificate of Incorporation, as amended, of the Company shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be “Varian Medical Systems, Inc.” and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the Amended and Restated By-laws of the Company shall be amended so as to read in their entirety as the By-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Varian Medical Systems, Inc.”

Section 1.6     Directors. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be, as of the Effective Time, the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7     Officers. The officers of the Company as of immediately prior to the Effective Time shall be, as of the Effective Time, the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)          Conversion of Company Common Stock. Each share of common stock, par value $1.00 per share, of the Company (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”) outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled or recapitalized pursuant to Section 2.1(b), (ii) Dissenting Shares, and (iii) Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards) shall be converted automatically into and shall thereafter represent the right to receive $177.50 in cash without interest (the “Merger Consideration”), subject to any required Tax withholding as provided in Section 2.2(b)(iii). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)          Parent, Merger Sub and Subsidiary-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties (other than Shares held by any “rabbi trust” or similar arrangement in respect of any compensation plan or arrangement, which will be treated the same as shares held directly by a party hereto)) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Share that is owned by a Subsidiary of the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties) shall be converted into that number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time as the value such Share bore to the aggregate value of all outstanding Shares immediately prior to the Effective Time.

(c)          Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, which, together with the shares of common stock referred to above in the second sentence of Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)          Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL (it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(a), without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares (and of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to such demand) and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or compromise rights with respect to any such demands.

(e)          Adjustments. Notwithstanding the foregoing, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any stock dividend, reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar event, the Merger Consideration shall be equitably adjusted to reflect such change. Nothing in this Section 2.1(e) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2     Exchange of Certificates.

(a)          Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and that shall be reasonably acceptable to the Company (and appointed pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of the Shares (other than the Cancelled Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). For the avoidance of doubt, the Equity Award Consideration will not be deposited with the Paying Agent and will be paid in accordance with Section 5.5.

(b)          Payment Procedures.

(i)            As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and otherwise shall be in such form and have such other provisions as Parent and the Company may mutually agree) (provided that if the Paying Agent does not customarily require a letter of transmittal with respect to book-entry shares, no letter of transmittal shall be required to be mailed to such holders), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)           Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or delivery of an “agent’s message” in respect of Book-Entry Shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash in U.S. dollars equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, subject to all required Tax withholding as provided in Section 2.2(b)(iii). No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event that any transfer or other similar Taxes become payable by reason of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or otherwise because of the payment of the Merger Consideration in any name other than that of the registered holder, cash in U.S. dollars to be paid upon due surrender of the Certificate may be paid to the holder or transferee with respect to such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any such Taxes have been paid or are not applicable.

(iii)          Each of the Paying Agent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c)          Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are validly presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)           No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)           Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and (ii) any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration. Any amounts in the Exchange Fund in excess of the amount required to make prompt cash payment of the aggregate Merger Consideration in accordance with this Agreement shall promptly be paid to Parent (or such other person as Parent may designate).

(g)          Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate an amount in cash in U.S. dollars (after giving effect to any Tax withholding as provided in Section 2.2(b)(iii)) equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration in accordance with this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company SEC Documents filed or furnished with the SEC (and publicly available) on or after January 1, 2017 and prior to the date hereof (excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature but including any factual information contained within such statements), or (y) the applicable section or subsection of the disclosure schedule delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Schedule also shall be deemed to apply to each other section and subsection of the Company Disclosure Schedule to which its applicability is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Qualification, Organization, Subsidiaries, etc.

Each of the Company and its Subsidiaries is (x) a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, with respect to the Company’s Subsidiaries, where the failure to be so organized and existing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts having a “Company Material Adverse Effect” means such developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts that, individually or in the aggregate, are materially adverse to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, provided, that any of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any changes in general United States or global economic or political conditions, (ii) changes in the securities, credit or financial markets, (iii) general changes or developments in the industries in which the Company and its Subsidiaries operate or the industries to which the Company and its Subsidiaries sell their products, solutions and services, (iv) (I) changes or proposed changes of Laws or regulations or (II) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”), (v) the announcement of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated hereby, including any loss or change in relationship with any employee, officer, director, customer, supplier, vendor, reseller, distributor, or other business partner of the Company or any of its Subsidiaries, (vi) the identity of Parent or any of its affiliates as the acquiror of the Company, (vii) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, Siemens Parent or their respective Subsidiaries or requested in writing by Siemens Parent, Parent or any of their respective Subsidiaries, (viii) geopolitical conditions, political unrest, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or escalation or worsening of any such conditions or occurrences), (ix) hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions or other natural or man-made disasters or other force majeure events or occurrences (or escalation or worsening of any such events or occurrences), (x) changes in generally accepted accounting principles or interpretations thereof, (xi) any stockholder litigation relating to this Agreement or the transactions contemplated hereby, or (xii) any decline in the stock price of the Company Common Stock or any failure to meet internal, published or other projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered, in and of themselves, in determining whether there is or has been a Company Material Adverse Effect), except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (viii) or (ix) (other than, in the case of clauses (iv) or (ix), any developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any second or subsequent wave(s)) to the extent (and, for the avoidance of doubt, only to the extent) such developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts referred to therein (I) are not otherwise excluded from the definition hereof and (II) have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and in the geographic markets in which the Company and its Subsidiaries conduct their businesses. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Certificate of Incorporation and By-Laws, each as amended through the date hereof.

Section 3.2     Capital Stock.

(a)          The authorized capital stock of the Company consists of one hundred and eighty-nine million (189,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). At the close of business on July 29, 2020 (the “Capitalization Date”): (i) 90,944,377 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) 18,954,099 shares of Company Common Stock were reserved for issuance pursuant to the Company 2005 Omnibus Stock Plan, including any subplans thereunder (collectively, the “Company Stock Plans”), of which (A) 1,651,882 shares of Company Common Stock were subject to outstanding Company Stock Options that are not subject to performance vesting, excluding outstanding purchase rights under the Company 2010 Employee Stock Purchase Plan (the “ESPP”), (B) 509,172 shares of Company Common Stock were subject to outstanding performance-based Company Stock Options (based on target performance, and 1,018,344 shares of Company Common Stock were subject to such outstanding Company Stock Options based on maximum performance), (C) 54,058 shares of Company Common Stock were subject to outstanding Company SARs (all of which are cash-settled), (D) no shares of Company Common Stock were subject to restrictions (i.e., restricted stock) under the Company Stock Plans, (E) 461,405 shares of Company Common Stock were subject to awards of restricted stock units that are not subject to performance vesting outstanding under the Company Stock Plans (including awards subject to outstanding phantom stock), and (F) 182,822 shares of Company Common Stock were subject to awards of performance-based restricted stock units outstanding under the Company Stock Plans (based on target performance, and 365,644 shares of Company Common Stock were subject to such outstanding Company RSUs based on maximum performance) (collectively, the “Company Equity Awards”); (iii) 4,901,859 shares of Company Common Stock were reserved and available for issuance under the ESPP; and (iv) no shares of Company Preferred Stock were outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b)          The Company has made available to Parent a complete and correct list, as of the Capitalization Date, of all outstanding Company Equity Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award is intended to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, if any, (vi) the vesting schedule (including any accelerated vesting provisions) and any applicable performance goals, (vii) the number of unvested and vested shares subject to each such award, and (viii) the expiration date of each such award.

(c)          Except as set forth in Section 3.2(a), as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.2(a) and issued in accordance with the Company Stock Plans or the ESPP, and there are no outstanding subscriptions, options, stock appreciation rights, restricted stock awards, restricted stock units, other incentive equity or equity-linked compensation awards, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company to which the Company or any of the Company’s Subsidiaries is a party or is bound by obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement with respect to the issuance of such shares of capital stock or other equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company. All dividends or distributions, if any, on any shares or other equity interests of the Company that have been declared have been paid in full.

(d)          There are no outstanding subscriptions, options, warrants, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, other incentive equity or equity-linked compensation awards, calls or other similar rights, agreements or commitments relating to the issuance of capital stock of any Subsidiary of the Company to which the Company or any of the Company’s Subsidiaries is a party or is bound by obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer, register or sell any shares of capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or (ii) grant, extend or enter into any such subscription, option, stock appreciation rights, restricted stock awards, restricted stock units, other incentive equity or equity-linked compensation awards, warrant, call, or other similar right, agreement or arrangement with respect to the issuance of such shares of capital stock or other equity interests.

(e)          As of the date hereof, neither the Company nor any of its Subsidiaries has granted registration rights to any person.

(f)           Except for outstanding Company Equity Awards to acquire or receive shares of Company Common Stock under the Company Stock Plans and outstanding purchase rights under the ESPP, as of the date hereof, (i) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, and (ii) neither the Company nor any of its Subsidiaries has issued, or made a commitment to issue, any compensatory equity or equity-linked award, including any equity appreciation right, security-based performance unit, “phantom” stock, profit-participation or other security right, that remains outstanding, nor has any such entity committed to issue any such award.

(g)          There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, guarantee, mortgage, deed of trust, instrument or other arrangement, commitment or undertaking, whether written or oral (a “Contract”) to which the Company or any Subsidiary is a party or is otherwise bound obligating the Company or any Subsidiary to make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary that is not wholly owned or any other person.

Section 3.3     Corporate Authority Relative to This Agreement; No Violation.

(a)          The Company has requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate actions or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. As of the date hereof, the Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company’s Restated Certificate of Incorporation, as amended and Amended and Restated By-Laws that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(b)          The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, clearance, approval, authorization, waiting period expiration or termination, waiver or permit of any Governmental Entity (each, an “Approval”) or filing with or application or notification to any Governmental Entity (each, a “Filing”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement, (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) Filings and Approvals under the Regulatory Laws set forth on Section 3.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky Laws, and (vii) the other Approvals or Filings set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any Approval or Filing (A) the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially impair or materially delay the consummation of the Merger or (B) that arises in connection with the financing of the Merger and the transactions contemplated hereby or in connection with facts and circumstances relating specifically to Parent or its affiliates. As used herein, “Governmental Entity” shall mean any United States federal, state or local, or foreign or multinational, government, governmental or regulatory, judicial or administrative agency, bureau, board, commission, court, body, entity, authority, or other tribunal of competent jurisdiction, including the United States Department of Justice, the United States Federal Trade Commission, the Committee on Foreign Investment in the United States (“CFIUS”), the United States Department of Defense and the European Commission.

(c)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) assuming compliance with the matters referenced in Section 3.3(b), result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Permit or Contract binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, deeds of trust, encumbrances, pledges, security interests, equities or charges or other liens of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment (x) not yet due, or (y) being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business that secures either amounts (x) not yet due past the required payment date or (y) that are being contested in good faith and by appropriate proceedings, (C) that is disclosed on the most recent condensed consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) that was incurred in the ordinary course of business since the date of the most recent condensed consolidated balance sheet of the Company; provided they do not, individually or in the aggregate, materially impair the continued use, operation or value of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, (E) with respect to real property and improvements, zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements or similar laws imposed by any Governmental Entity (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any of its Subsidiaries’ current use of such real property and to the extent the same do not, individually or in the aggregate, materially impair the continued use, operation or value of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, or (F) in connection with any Company Leased Property, all title exceptions, defects, easements, restrictions and other matters encumbering landlord’s interest in such real property, whether or not of record, which do not, individually or in the aggregate, materially affect the continued use, operation and value of the applicable property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clause (i) solely with respect to the Company’s Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent, materially impair or materially delay the consummation of the Merger.

Section 3.4     Reports and Financial Statements.

(a)          The Company has filed or furnished on a timely basis, and will file or furnish on a timely basis, all forms, statements, documents and reports required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, or in the case of Company SEC Documents to be filed after the date hereof, will comply, as to form in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, or, in the case of Company SEC Documents to be filed after the date hereof, will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents, and, to the Company’s knowledge, none of the Company SEC Documents are subject to ongoing SEC review. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

(b)          Each of the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly presents or, in the case of Company SEC Documents to be filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 1, 2017 through the date of this Agreement, to the Company’s knowledge, there have been no investigations regarding any material accounting, auditing or revenue recognition practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any of its Subsidiaries or the Board of Directors of the Company, any board of directors of any of its Subsidiaries or any committee of the Board of Directors of the Company or any board of directors of any of its Subsidiaries.

(c)          The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Each of the Company’s principal executive officer and principal financial officer has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents filed since January 1, 2017 and, at the time of filing or submission of each such certification, the statements contained therein were true and correct in all material respects. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)          Neither the Company nor any of its Subsidiaries is a party to, or is subject to any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.5     Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2017, the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 3.6     No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) as arising in connection with the transactions contemplated hereby, (c) for liabilities and obligations incurred in the ordinary course of business since April 3, 2020 and (d) for liabilities or obligations which have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7     Compliance with Law; Permits.

(a)          The Company and each of the Company’s Subsidiaries are, and since January 1, 2017 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local, foreign or multinational law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decision, decree, administrative or judicial doctrine or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referred to in Sections 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which is addressed by other sections of this Agreement.

(b)          The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders issued by any Governmental Entity (collectively, “Permits”) necessary for the Company and the Company’s Subsidiaries to lawfully own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)          The Company and its Subsidiaries are, and since January 1, 2017, have been, in compliance with all Company Permits, except where any failure to be in such compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Except as would not have, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, none of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors or officers (only in their capacity as such directors or officers) has received any written or, to the knowledge of the Company, oral, notification from a Governmental Entity asserting that the Company or any of its Subsidiaries, or any officer or director (only in his or her capacity as an officer or director) of the Company or any of its Subsidiaries, is under investigation for not being in compliance with any Laws or Company Permits.

(e)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, the Company and each of its Subsidiaries have at all times been in compliance with: (i) all Laws or orders applicable to the Company and each of its Subsidiaries that govern or regulate the privacy, security, processing, protection, destruction, breach notification, or transfer of or with respect to individually identifiable information, including the Health Insurance Portability and Accountability Act (“HIPAA”), the EU General Data Protection Regulation, and similar international, foreign, national, state and local data protection Laws and the regulations that implement the foregoing, as may be amended from time to time (collectively, “Data Protection Laws”), and (ii) all contractual commitments made by it with respect to the privacy or security of any information that (a) identifies or can reasonably be used by the intended recipient to identify an individual, or (b) is considered identifiable under the Company’s or any of its Subsidiaries’ privacy or security policies or procedures, or written agreements to which the Company or any of its Subsidiaries is a party (“Personal Information”) (collectively, (i) and (ii), the “Privacy Requirements”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no claims are pending or have been threatened in writing or, to the knowledge of the Company, threatened other than in writing, against the Company or any of its Subsidiaries alleging any violation of the Privacy Requirements or any violation of any person’s privacy, personal information, or data rights. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Subsidiaries have received any written notice of non-compliance with Data Protection Laws, nor is there pending, or, to the knowledge of the Company, has there been, since January 1, 2017, any, complaint, audit, proceeding, investigation, lawsuit, demand, or claim against the Company or any of the Subsidiaries regarding non-compliance with Data Protection Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries: (A) have implemented, maintained, and complied with written privacy and security policies, in accordance with Data Protection Laws, with respect to any Personal Information processed by it or on its behalf; (B) have employed reasonable and appropriate safeguards sufficient to protect all Personal Information that is processed by the Company or its Subsidiaries or on their behalf from loss, misappropriation, or unauthorized or unlawful use, disclosure, access, or other processing; and (C) have provided any notice or obtained any consent required by any Privacy Requirement for the collection, use, disclosure, cross-border transfer, retention, or other processing of Personal Information by it or on its behalf. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has been no unauthorized access, loss, use, or disclosure of any Personal Information in the possession or under the control of the Company or any of its Subsidiaries, or any information security breach involving such Personal Information, in each case in violation of any Privacy Requirement.

Section 3.8      Environmental Laws and Regulations.

(a)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect,

(i)           the Company and its Subsidiaries have conducted their respective businesses since January 1, 2017 in compliance with, and have no liabilities arising under, all applicable Environmental Laws;

(ii)          none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;

(iii)         since January 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any unresolved notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses;

(iv)         since January 1, 2017, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability of the Company or any of its Subsidiaries under Environmental Law, from or at any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries or, to the Company’s knowledge, any third-party during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries; and

(v)          neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, proceedings, judgment or written claim asserted or arising under any Environmental Law.

(b)           As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or human health, solely as it relates to exposure to Hazardous Substances, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c)           As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances, perfluorooctanoic acid, or perfluorooctane sulfonate or polychlorinated biphenyls.

It is agreed and understood that, no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than in Section 3.4, Section 3.10(b) and this Section 3.8.

Section 3.9      Employee Benefit Plans.

(a)           Section 3.9(a)(i) of the Company Disclosure Schedule lists all material Company Benefit Plans as of the date hereof. “Company Benefit Plans” means all employee, director or other service provider compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, commission, deferred compensation, vacation, stock purchase, stock option or other equity or equity-based compensation, retirement, pension, excess benefit, supplemental retirement, severance, employment, consulting, change of control, retention, health or welfare, perquisite, fringe benefit or other compensation or benefit plan, program, policy, arrangement or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors, consultants or other service providers of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability (whether fixed or contingent); provided, however, that Company Benefit Plans shall not include any Company Foreign Plan. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each plan, program, policy, arrangement or agreement that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program, policy, arrangement or agreement. Section 3.9(a)(ii) of the Company Disclosure Schedule lists all material Company Foreign Plans as of the date hereof. Neither the Company nor any of its Subsidiaries has made any binding commitment to adopt or enter into any additional Company Benefit Plan or Company Foreign Plan or to amend or terminate any existing Company Benefit Plan or Company Foreign Plan.

(b)           The Company has heretofore made available to Parent true and complete copies of each material Company Benefit Plan existing as of the date hereof and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan (including all material forms of outstanding Company Equity Award agreements), including all amendments thereto, and written descriptions of each such Company Benefit Plan that is not otherwise in writing; (ii) the three (3) most recent annual reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan; (iv) the most recent summary plan description and summary of material modifications for each such Company Benefit Plan, to the extent applicable; (v) each current trust agreement, insurance Contract or policy, group annuity Contract and any other funding arrangement relating to any Company Benefit Plan, to the extent applicable; (vi) discrimination testing results for each Company Benefit Plan for the three (3) most recent plan years, to the extent applicable; and (vii) the most recent actuarial reports and financial statements (if applicable).

(c)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Company Benefit Plan has at all times been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA, the Code, and the Patient Protection and Affordable Care Act to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s knowledge, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate thereof that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate thereof of incurring a liability thereunder; (iv) all contributions and premiums related to each Company Benefit Plan or other amounts payable by the Company or its Subsidiaries as of the date hereof under or with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or, to the extent not yet due, have been properly accrued in accordance with GAAP; (v) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (vi) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or (with respect to the Company Benefit Plans) any trusts, assets, or fiduciaries or administrators related thereto; (vii) all taxes arising in connection with compensation paid or provided to any employee, director, consultant or other service provider of the Company or any of its Subsidiaries have, as applicable, been timely withheld and/or remitted, as applicable, by the Company or one of its Subsidiaries to the appropriate taxing authority and reported on the applicable tax form; and (viii) all Company Foreign Plans (A) have been operated and maintained in accordance with their terms and all applicable Laws and the requirements of such Company Foreign Plan’s governing documents and any applicable collective bargaining or other labor agreements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, (C) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law, and (D) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any material liability with respect to such Company Foreign Plan. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. In addition, no Company Benefit Plan provides, or has any obligation to provide, health or welfare benefits, including death or medical benefits (whether or not insured), with respect to any current or former employees, consultants, directors or retirees of the Company or its Subsidiaries (or any dependents of the foregoing) beyond their retirement or other termination of service, other than (I) health continuation coverage pursuant to COBRA or otherwise mandated by applicable Law; or (II) commitments not in excess of three years following termination of employment to subsidize COBRA pursuant to any employment agreement, severance plan, change in control plan or similar plan or arrangement.

(d)           No Company Benefit Plan is, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates maintains or contributes to, has at any time during the past six years maintained or had an obligation to contribute to, or has any direct or contingent liability with respect to any (i) single employer pension plan or other pension plan subject to Title IV of ERISA, Section 302 of the Code or Section 412 of ERISA; (ii) multiemployer pension plan (as defined in Section 3(37) of ERISA); (iii) pension plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Company Benefit Plan in the United States is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(f)            Except as provided in this Agreement, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (whether contingent or otherwise), (A) entitle any current or former employee, consultant, officer, director or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, or (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, consultant, officer, director or other service provider.

(g)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event or occurrence (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law). There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up payment to any person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code. To the Company’s knowledge, no compensation from the Company has been during the past three years, or would reasonably be expected to be, includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

Section 3.10      Absence of Certain Changes or Events.

(a)           Since (i) September 27, 2019 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement or for actions taken reasonably and in good faith to respond to COVID-19 Measures, the business of the Company and any of its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) April 3, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without Parent’s written consent, would constitute a breach of clauses (i) (solely with respect to the Company), (v), (ix), (x), (xi), (xiii), (xiv), or (xx) of Section 5.1(b).

(b)           Since September 27, 2019 through the date hereof, there has not been any development, occurrence, event, change, effect, circumstance, condition, fact or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11      Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, materially impair or materially delay the consummation of the Merger, (b) there are no actions, suits, arbitrations, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) by or against the Company or any of the Company’s Subsidiaries, or any of their respective properties or businesses at Law or in equity before, and there are no orders, judgments or decrees against the Company or any of the Company’s Subsidiaries of, or before, any Governmental Entity, in each case which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, materially impair or materially delay the consummation of the Merger, and (c) since January 1, 2017, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any of its Subsidiaries or (B) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any of its Subsidiaries.

Section 3.12      Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13      Tax Matters.

(a)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable, except, in the case of clause (i) or clause (ii) hereof, with respect to matters for which adequate reserves have been established, in accordance with GAAP, in the Company’s financial statements included in the Company SEC Documents, (iii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return, (iv) there are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of U.S. federal income Taxes or U.S. federal income Tax matters, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than an agreement the only parties of which are the Company and/or its Subsidiaries, and (viii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(b)           As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than Section 3.9 and this Section 3.13.

Section 3.14      Labor Matters.

(a)           Neither the Company nor any Subsidiary of the Company is or has during the past six (6) years in the United States been a party to any collective bargaining agreement, works’ council agreement or other agreement with any union, works’ council or other labor organization, and, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no such organization in the United States represents or, to the knowledge of the Company, has an organizing effort pending or threatened with respect to the Company or any of its Subsidiaries. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such strikes, lockouts, slowdowns or work stoppages during the past three (3) years.

(b)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws concerning employment, employment practices and terms and conditions of employment, including, without limitation, equal employment opportunities, discrimination, workplace harassment, classification or service providers as employees or independent contractors and as exempt or non-exempt employees, payment of wages, employee leaves of absence, data protection, privacy, and occupational safety and health; and (ii) there are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to knowledge of the Company, threatened by or on behalf of any employees of the Company or its Subsidiaries.

(c)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has engaged in a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) in the past year, or any similar action which would require notice under the WARN Act or any state Law of similar effect.

(d)           As of the date hereof, neither the Company nor any of its Subsidiaries have implemented, in response to COVID-19, any material workforce reductions, material reductions in or material changes to compensation or to Company Benefit Plans, nor has the Company or any of its Subsidiaries applied for or received loans or payments under the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (the “CARES Act”), claimed any tax credits under the CARES Act, or deferred any Taxes under the CARES Act.

Section 3.15      Intellectual Property.

(a)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise has sufficient rights to use, all material United States and foreign intellectual property rights, including: (i) trademarks, trade names, service marks, service names, assumed names, Internet domain names, and other source identifiers, together with the goodwill associated therewith, (ii) registered and unregistered copyrights, including copyrights in computer programs, software, databases and data collections, and other rights in works of authorship, (iii) patents and substantial equivalents thereto (such as registered community designs, registered industrial designs, utility models and inventors’ certificates), (iv) all trade secret rights in know-how and confidential or other proprietary information, and (v) all applications, registrations and permits related to any of the foregoing clauses (i) through (iv) (collectively, the “Intellectual Property”) that are used in, held for use by or necessary for the operation of their respective businesses as currently conducted.

(b)           Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all applications and registrations for registered Intellectual Property, in each case that are owned, co-owned with third parties or filed by the Company or its Subsidiaries identifying for each (if available), the applicable registration or application number.

(c)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: as of the date hereof: (i) there are no pending or, to the knowledge of the Company, threatened claims or proceedings by any person with respect to the ownership, validity, enforceability, infringement or misappropriation by the Company or any of its Subsidiaries regarding the Intellectual Property of the Company or any of its Subsidiaries; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; and (iii) to the knowledge of the Company, there is no unauthorized use, disclosure, infringement, misappropriation, or other violation of any material Intellectual Property owned by the Company or any of its Subsidiaries by any third party, and no such claims have been asserted or threatened against any third party by the Company or any Subsidiary.

(d)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)           with respect to each item of material Intellectual Property owned by the Company or one of its Subsidiaries: (A) the Company or one of its Subsidiaries is the sole and exclusive owner of each item of such material Intellectual Property free and clear of all Liens other than Permitted Liens, (B) the Company and its Subsidiaries have taken commercially reasonable actions to safeguard and maintain each item of such material Intellectual Property (including its confidentiality and value) consistent with industry standard practices, and (C) each item of such material Intellectual Property owned by the Company or its Subsidiaries is subsisting and, to the knowledge of the Company, not invalid or unenforceable; and

(ii)          the Company and its Subsidiaries have, since January 1, 2017, taken reasonable measures to protect the confidentiality of any trade secrets, know-how and confidential and proprietary information owned, licensed or otherwise held by the Company and its Subsidiaries against unauthorized access, processing, disclosure or use. To the knowledge of the Company, there has been no material unauthorized access, processing, disclosure or use of any trade secrets, know-how and/or confidential or other proprietary information owned, licensed or otherwise held by the Company or any of its Subsidiaries.

(e)           No material proprietary Software owned by the Company or any of its Subsidiaries and distributed by the Company or any of its Subsidiaries: (i) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (ii) incorporates or is distributed with any Software that is made available as free software, open source software, or pursuant to similar licensing or distribution models, including pursuant to any GNU general public license or limited general public license (“Open Source Software”), in a manner that would require the source code for such proprietary Software owned by the Company or any of its Subsidiaries to be made available under the same terms as such Open Source Software is licensed to the Company or any of its Subsidiaries.

(f)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company, has, since January 1, 2017, experienced a disruption of its information technology systems and equipment (excluding any public networks, collectively the “Company IT Assets”), necessary for the operation of the Company’s and any Subsidiary of the Company’s business. Since January 1, 2017, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, (ii) to the knowledge of the Company, no person has gained unauthorized access to the Company IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

Section 3.16      Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock (other than Parent and its affiliates) from a financial point of view. A true, correct and complete copy of the written opinion described above has been or will be delivered or made available to Parent promptly after the date of this Agreement, it being understood and agreed that such opinion is for the sole benefit of the Board of Directors of the Company and may not be relied upon by Parent or Merger Sub.

Section 3.17      Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the affirmative vote of holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”).

Section 3.18      Material Contracts.

(a)           Except for this Agreement, the Company Benefit Plans, the Company Foreign Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All Contracts of the type described in the preceding sentence of this Section 3.18(a) and the following Contracts that are in effect as of the date hereof, to which the Company or any of its Subsidiaries is a party to or bound by, and which are identified on Section 3.18(a) of the Company Disclosure Schedule, are being referred to herein as “Company Material Contracts”: any Contract that (i) purports to limit either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole, (ii) would require the disposition of any assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement, except for such dispositions that are not material to the Company and its Subsidiaries, taken as a whole, (iii) is a Material Customer Agreement, Material Supplier Agreement or Material Reseller Agreement, other than any ordinary course purchase orders, sale orders or invoices, (iv) is a joint venture, alliance, partnership, consortium, collaboration, shareholder, material development Contract or similar Contract (in each case, other than solely between or among the Company and its wholly owned Subsidiaries), in each case that is material to the Company and its Subsidiaries, taken as a whole, (v) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries (whether outstanding or as may be incurred thereunder) in excess of five million dollars ($5,000,000), other than any Contract between or among the Company and its wholly owned Subsidiaries, (vi) relates to indebtedness for borrowed money of a third person having a principal amount reasonably expected to be in excess of five million dollars ($5,000,000) owed to the Company or any of its Subsidiaries, other than any Contract between or among the Company and any of its wholly owned Subsidiaries, (vii) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose material obligations upon Parent or its Subsidiaries, including the Company and its Subsidiaries, (viii) constitutes a license, consent to use or similar agreement primarily concerning Intellectual Property (A) pursuant to which the Company or one or more of its Subsidiaries receives a license or otherwise obtains a right to use any material Intellectual Property used in or distributed with its products and services other than commercially available Software, including non-customized, off-the-shelf software subject to “shrink-wrap” or “click-through” type terms, and other than Contracts entered into in the ordinary course of business, or (B) pursuant to which the Company or one or more of its Subsidiaries grants a license or otherwise a right to use to any material Intellectual Property owned by the Company or one of its Subsidiaries to a third party, and other than Contracts entered into in the ordinary course of business, (ix) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge, or otherwise dispose of any assets or businesses, except for such rights or restrictions that are not material to the Company and its Subsidiaries, taken as a whole, (x) is a Contract relating to the acquisition or disposition of any person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, spin-off, split-off, consolidation or otherwise) entered into since January 1, 2017 under which the Company or any of its Subsidiaries have obligations remaining to be performed as of the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole or (xi) is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices) that is material to the Company and its Subsidiaries, taken as a whole.

(b)           Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19      Customers; Suppliers; Resellers.

(a)           Section 3.19(a) of the Company Disclosure Schedule sets forth the ten (10) largest customers (by revenue) of the Company and any of its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2019 (each, a “Material Customer” and each Contract with a Material Customer pursuant to which the Company or its Subsidiaries provides products or services to such Material Customer, a “Material Customer Agreement”). Since September 27, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or not renew its existing Material Customer Agreement with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

(b)           Section 3.19(b) of the Company Disclosure Schedule sets forth the ten (10) largest suppliers and vendors (by expenditure) of the Company and any of its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2019 (each, a “Material Supplier” and each Contract pursuant to which the Company or any of its Subsidiaries paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). Since September 27, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate its existing Material Supplier Agreement with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

(c)           Section 3.19(c) of the Company Disclosure Schedule sets forth the ten (10) largest distributors in the combined region that consists of China, Europe, Middle East, India and Africa (by installed base) of the Company and any of its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2019 (each, a “Material Reseller” and each Contract with each Material Reseller pursuant to which such Material Reseller provides such distribution services to the Company or its Subsidiaries, a “Material Reseller Agreement”). Since September 27, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Reseller that such Material Reseller shall not continue as a distributor to the Company or that such Material Reseller intends to terminate or not renew its existing Material Reseller Agreement with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

Section 3.20      Product Warranty. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or service provided or rendered by the Company or any of its Subsidiaries complies with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any of its Subsidiaries.

Section 3.21      FDA and Healthcare Regulatory Compliance.

(a)           Each product subject to Health Care Laws that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by the Company or any of its Subsidiaries (each such product, a “Medical Device”), is being, or has since January 1, 2017 been, developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance with all applicable requirements under Health Care Laws, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Governmental Entity alleging or asserting noncompliance with Health Care Laws, or otherwise alleging any violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Law, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           No Medical Device is under consideration by the Company or, to the knowledge of the Company, by any Governmental Entity for recall, or since January 1, 2017 has been recalled, withdrawn, corrected, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall (whether voluntary or otherwise), removal, correction, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee or distributor of any Medical Device, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with applicable Health Care Laws, including the FDCA, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 807, 812 or 814, as applicable, and all terms and conditions of such applications, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no article of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351, (ii) misbranded within the meaning of 21 U.S.C. § 352 or (iii) a product that is in violation of 21 U.S.C. §§ 360 and 360e.

(e)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any officer of the Company or any of its Subsidiaries, has been debarred under, or received written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment is mandated by, 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or under any similar Health Care Law.

(f)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any officer of the Company or any of its Subsidiaries, has been suspended or excluded from, or has received written notice of action or threat of action to be convicted of any crime or engaged in any conduct for which such person could be suspended or excluded from participating in, the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any other government program.

(g)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device or (ii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(h)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since January 1, 2017, has been, in compliance with Health Care Laws. “Health Care Laws” means all applicable foreign, federal, state and local Laws relating to the research, design, testing, development, manufacture, sale, marketing, promotion, distribution, recordkeeping, import, and export of Medical Devices, including: (i) applicable foreign, federal, state, and local health care related fraud and abuse, false claims, self-referral, and anti-kickback laws, including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark law (42 U.S.C. § 1395nn), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal false claims law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Criminal Penalties for Acts Involving Federal Health Care Programs (42 U.S.C. § 1320a-7b), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286, 287 and 1001, and the health care fraud criminal provisions under HIPAA; (ii) Medicare (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll); (iii) Medicaid (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5); (iv) the federal TRICARE statute (10 U.S.C. § 1071 et seq.); (v) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (vi) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (vii) the EU Medical Devices Directive (Directive 93/42/EEC), the EU Active Implantable Medical Devices Directive (Directive 90/385/EEC), the EU In Vitro Diagnostic Medical Devices Directive (Directive 98/79/EC) and the EEA Member State Law implementing the provisions of those directives; (viii) once applicable, the EU Medical Devices Regulation (Regulation 2017/745) and the EU Regulation on In Vitro Diagnostic Medical Devices (Regulation 2017/746); (ix) the European Commission MEDDEV Guidance documents and the Consensus Statements of the Medical Devices Expert Group; and (x) all regulations thereunder, and all similar local, state, federal, national, supranational, European Union, and foreign Laws.

(i)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no investigations, suits, claims, actions or proceedings pending or, to the knowledge of the Company, threatened, by any Governmental Entity against the Company or any of its Subsidiaries arising under Health Care Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or bound by, any corporate integrity agreement, deferred prosecution agreement, or monitoring agreement with respect to any Health Care Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect no person has filed or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a Proceeding relating to any Health Care Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(j)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Permits required under Health Care Laws (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted and (ii) there has occurred no default under, or violation of, any such Regulatory Permit.

Section 3.22      Finders or Brokers. Except for Goldman Sachs & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 3.23      Anti-Corruption Compliance.

(a)           Since August 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, or any similar anti-corruption Law (collectively, “Anti-corruption Laws”).

(b)           Since August 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a person in his or her official capacity; (ii) for the purpose of improperly inducing a person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any person; or (iii) where such action would violate any Anti-corruption Laws. For purposes of this Section 3.23, “Public Official” means: (A) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (B) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (C) any officer, employee or representative of any public international organization; (D) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (E) any political party, party official or candidate for political office.

(c)           To the knowledge of the Company, no Public Official has any beneficial ownership in the Company or any of its Subsidiaries, except for ownerships of publicly traded securities of the Company.

(d)           Since August 1, 2015, to the knowledge of the Company, there have been no known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Entity or threatened or pending litigation, in each case relating to Anti-corruption Laws, involving the Company, any of its Subsidiaries, or any person acting on behalf of the Company or any of its Subsidiaries.

(e)           Since August 1, 2015, the Company and its Subsidiaries have been subject to a compliance program that is reasonable and customary for companies similarly situated as the Company to achieve compliance with Anti-corruption Laws.

Section 3.24      Real Property.

(a)           Section 3.24(a) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects as of the date of this Agreement of the address or other description of each parcel of real property that, as of the date hereof, is typically accessed by over five hundred (500) employees of the Company and its Subsidiaries on any given day, and in which there are interests owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its applicable Subsidiary has good, valid and marketable fee simple title to the Company Owned Property, free and clear of all Liens, except for Permitted Liens.

(b)           Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects as of the date of this Agreement of each lease or sublease of real property that, as of the date hereof, is typically accessed by over five hundred (500) employees of the Company and its Subsidiaries on any given day (including any assignments, amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or any of its Subsidiaries leases or subleases any real property from any other Person (collectively, the “Company Leased Property” and together with the Company Owned Property, the “Company Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have valid leasehold interests under each Lease for any Company Leased Property, free and clear of all Liens, except for Permitted Liens.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease for any Company Leased Property is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under a Lease for any Company Leased Property by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any counterparty under such Lease for any Company Leased Property.

Section 3.25      Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, the Board of Directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.26      No Additional Representations. The Company acknowledges that neither Parent nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and its Representatives, except for the representations and warranties expressly set forth in Article IV or in the Letter of Support. Neither the Company nor any of its affiliates has relied on any representation or warranty from Parent or any of its Subsidiaries or any other person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in Article IV or in the Letter of Support.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the applicable section or subsection of the disclosure schedule delivered by Parent to the Company in connection with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1      Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent, materially impair or materially delay the ability of Siemens Parent, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and the Letter of Support (a “Parent Material Adverse Effect”).

Section 4.2      Corporate Authority Relative to This Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent and Merger Sub at a duly held meeting and Parent, as the sole stockholder of Merger Sub, have (i) determined that it is in the best interests of Parent and Merger Sub and their respective stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Merger Sub do not and will not require any Approval or Filing, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) Filings and Approvals under the Regulatory Laws set forth on Section 4.2(b)(iv) of the Parent Disclosure Schedule, (v) compliance with any applicable foreign or state securities or blue sky Laws, and (vi) the other Approvals or Filings set forth on Section 4.2(b)(vi) of the Parent Disclosure Schedule (clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any Approval or Filing the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the consummation by Parent and Merger Sub of the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or its Subsidiaries, other than, in the case of clause (i) solely with respect to Parent’s Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3      Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4      Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5      Available Funds. Parent will have available at the Effective Time all funds necessary for the payment of the aggregate Merger Consideration and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding any person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement or the Letter of Support. As of the date of this Agreement, there is no Law or obligation (contractual or otherwise) in effect which would prevent or materially restrict, delay or otherwise limit (or would have the effect of preventing or materially restricting, delaying or otherwise limiting) Parent’s ability to fund the aggregate Merger Consideration and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 4.6      Capitalization of Parent and Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times until and through the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. All of the issued and outstanding capital stock of Parent is, and at all times until and through the Effective Time will be, owned by Siemens Parent. Neither Parent nor Merger Sub has outstanding any option, warrant, right, or any other agreement pursuant to which any person other than Siemens Parent or Parent, respectively, may acquire any equity security of Parent or Merger Sub, respectively. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7      No Vote of Stockholders. No vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or any of its affiliates or the applicable rules of any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent and its affiliates to consummate the transactions contemplated hereby.

Section 4.8      Finders or Brokers. Except for JPMorgan Chase Bank and UBS Securities, neither Parent nor any of its Subsidiaries or affiliates have employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 4.9      Lack of Ownership of Company Common Stock. Neither Siemens Parent, Parent nor any of their respective Subsidiaries nor any “affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of Siemens Parent, Parent or any of their respective Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Siemens Parent, Parent, Merger Sub nor any of their respective controlled affiliates directly or indirectly beneficially owns any Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Siemens Parent, Parent or any of their respective Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10      No Additional Representations.

(a)           Parent acknowledges, on behalf of itself and its Subsidiaries, that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)           Parent acknowledges, on behalf of itself and its Subsidiaries, that neither the Company nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company furnished or made available to Siemens Parent, Parent, and their respective Representatives, except for the representations and warranties expressly set forth in Article III, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company in Article III, neither the Company nor any other person shall be subject to any liability to Siemens Parent, Parent or any other person resulting from the Company’s making available to Siemens Parent and Parent or Siemens Parent’s and Parent’s use of such information, including any information, documents or material made available to Siemens Parent and Parent in the due diligence materials provided to Siemens Parent and Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Siemens Parent or Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Parent, Siemens Parent, Merger Sub or any of their respective affiliates has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1      Conduct of Business by the Company and Parent.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law or any Governmental Entity of competent jurisdiction, (ii) for any actions taken reasonably and in good faith to respond to COVID-19 Measures (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (ii), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) prior to taking such actions), (iii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent shall be deemed to have consented in writing if it provides no response within five (5) business days after a request by the Company for such consent, (iv) as may be required or expressly contemplated by this Agreement, or (v) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent to use commercially reasonable efforts to, and to cause each of its Subsidiaries to use its commercially reasonable efforts to, conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its assets and business organization intact in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters expressly permitted by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of any provision of Section 5.1(b).

(b)          Subject to the exceptions contained in any of the clauses (i), (iii), (iv) and (v) of Section 5.1(a) (including as may be set forth in Section 5.1 of the Company Disclosure Schedule), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Termination Date, the Company:

(i)           shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), other than pro rata dividends or distributions by a non-wholly owned Subsidiary in the ordinary course of business;

(ii)          shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         shall not, and shall not permit any of its Subsidiaries to hire, promote or terminate any employee at the senior vice president or more senior level of the Company or any of its Subsidiaries (other than terminations for cause or, for the avoidance of doubt, any transfers to or among the Company or any of its Subsidiaries);

(iv)         except as required by the terms of the Company Benefit Plans or the Company Foreign Plans, as in existence as of the date of this Agreement (or as adopted or amended thereafter, in either case, to the extent permitted hereby), or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) grant or pay, or promise to grant or pay any equity or equity-linked award, bonus, incentive or profit-sharing award or payment, or increase or agree to increase the compensation or other benefits, payable or provided by the Company to any of their employees, directors, officers consultants or other service providers, (B) accelerate or take any action to accelerate any vesting, payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary, (C) enter into, extend, amend, modify or terminate any employment, individual consulting, change of control, severance or retention agreement with (or policy covering, as applicable) any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except (1) to the extent necessary to replace an offer letter or employment agreement with a departing employee below the rank of senior vice president on substantially similar terms to the agreement being replaced, or (2) for offer letter or employment agreements entered into in the ordinary course of business with employees outside of the United States or with employees below the rank of senior vice president, for clarity, in the case of both (1) and (2), any such agreements that provide for transaction bonuses, change in control or severance payments or benefits shall be in compliance with the limitations set forth in Section 5.1(b)(iv) of the Company Disclosure Schedule), (D) negotiate, amend, modify, enter into or terminate any collective bargaining agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement, or (E) establish, adopt, enter into, materially amend or terminate any material Company Benefit Plan (other than immaterial in-kind fringe benefits), or any plan, program, policy, practice, agreement or other arrangement that would be a material Company Benefit Plan if it had been in existence on the date of this Agreement;

(v)          shall not, and shall not permit any of its Subsidiaries to, change, in any material respect, financial accounting methods, policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(vi)         except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants, options, stock appreciation rights, restricted stock, stock units, or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable option or other award under the Company Stock Plans, other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and/or Company SARs and settlement of any Company Stock-Based Awards outstanding on the date hereof on their existing terms or as may be granted after the date hereof to the extent permitted under this Section 5.1, (B) the sale of Shares pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (C) the acquisition of Shares from a holder of a Company Stock Option, a Company SAR or a Company Stock-Based Award in satisfaction of Tax withholding obligations or in payment of the exercise price;

(vii)        shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organizational documents other than immaterial amendments to applicable organizational documents of the Company’s Subsidiaries;

(viii)       except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix)          shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on customary commercial terms that are not materially less favorable to the Company or its Subsidiaries in the aggregate than the current terms of such indebtedness (provided the terms of such new indebtedness do not include material prepayment penalties), other than the issuance of new or replacement public bonds, notes or similar instruments, (C) guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of the Company or any of its Subsidiaries, (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Existing Credit Agreement, but excluding the issuance of new commercial paper, bonds, notes or similar instruments by the Company, (E) the issuance of letters of credit in the ordinary course of business, (F) indebtedness for borrowed money that is incurred reasonably and in good faith to respond to COVID-19 Measures in an aggregate principal amount not to exceed fifty million dollars ($50,000,000), without taking into account any amounts permitted by clauses (A) through (E) of this Section 5.1(b)(ix); and (G) indebtedness for borrowed money in an aggregate principal amount not to exceed fifty million dollars ($50,000,000), without taking into account any amounts permitted by clauses (A) through (F) of this Section 5.1(b)(ix);

(x)           except as provided as an exception in clause (xi) below and for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, including any capital stock of Subsidiaries, other than, in each case, in the ordinary course of business or involving less than fifteen million dollars ($15,000,000) individually or fifty million dollars ($50,000,000) in the aggregate or pursuant to the Existing Credit Agreement;

(xi)          shall not, and shall not permit any of its Subsidiaries to sell, pledge, dispose of, transfer, abandon, lease (as lessor), sublease (as sublessor), license, mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on, assign or otherwise transfer or encumber any portion of the Company Real Property except for (A) Permitted Liens, (B) transactions solely among the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among such direct or indirect wholly owned Subsidiaries of the Company, (C) sales of product inventory in the ordinary course of business, (D) sales of obsolete assets, (E) sales, leases or other dispositions of assets with a fair market value in an amount not to exceed fifteen million dollars ($15,000,000) individually or fifty million dollars ($50,000,000) in the aggregate without taking into account any amounts permitted by clauses (A) through (D) of this Section 5.1(b)(xi), or (F) Liens pursuant to the Existing Credit Agreement;

(xii)         shall not (A) take or omit to take any action that would cause any material Intellectual Property owned by the Company or its Subsidiaries to lapse, other than patents expiring in accordance with their terms or actions or omissions in the ordinary course of business or (B) exclusively license any material Intellectual Property of the Company or its Subsidiaries to any person;

(xiii)        shall not, and shall not permit any of its Subsidiaries to: (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) acquire by merging or consolidating with, or by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or material assets of any person, in each case, other than (x) in transactions involving less than ten million dollars ($10,000,000) individually or twenty-five million dollars ($25,000,000) in the aggregate (provided that no such transaction would be reasonably likely to result in the failure to obtain or materially delay any Approvals of any Governmental Entity required in connection with the transactions contemplated hereby, or otherwise prevent, materially impair or materially delay the Closing) or (y) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, and in the case of clause (y), to the extent such transactions do not give rise to costs or other adverse consequences to the Company, Parent or their respective Subsidiaries or affiliates that are material (it being understood and agreed that nothing in this Section 5.1 shall prohibit the Company from forming new Subsidiaries in the ordinary course of business);

(xiv)        except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not purchase or acquire or lease (as tenant/subtenant) any material properties or assets of a third party, other than in transactions in the ordinary course of business at fair market value or involving less than ten million dollars ($10,000,000) individually or twenty-five million dollars ($25,000,000) in the aggregate;

(xv)         shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company, other than in the ordinary course of business;

(xvi)        shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business (including in connection with the expiration or renewal of any such Company Material Contracts);

(xvii)       shall not, and shall not permit any of its Subsidiaries to, (A) make or change any material Tax election other than in the ordinary course of business (provided that it is agreed and understood that an entity classification election pursuant to Treasury Regulation Section 301.7701-3, other than (x) an initial classification election or (y) an election for an entity that does not have material assets or liabilities, shall be treated as not being made in the ordinary course of business), (B) file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, (C) compromise or surrender any material Tax refund or credit other than in the ordinary course of business or (D) change any material method of Tax accounting other than in the ordinary course of business;

(xviii)      shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments in, any other person in an aggregate principal amount greater than twenty million dollars ($20,000,000) individually or forty million dollars ($40,000,000) in the aggregate other than pursuant to existing contractual obligations as of the date of this Agreement;

(xix)         shall not, and shall not permit any of its Subsidiaries to, make, commit to make or authorize any capital expenditure other than (A) as contemplated by the capital expenditure budget as set forth in Section 5.1(b)(xix) of the Company Disclosure Schedule, (B) for any actions taken reasonably and in good faith to respond to COVID-19 Measures not to exceed fifteen million dollars ($15,000,000) in the aggregate, or (C) any unbudgeted capital expenditures not to exceed ten million dollars ($10,000,000) individually or fifty million dollars ($50,000,000) in the aggregate per annum without taking into account any amounts permitted by the foregoing clause (B);

(xx)          shall not, and shall not permit any of its Subsidiaries to, agree to release, compromise, assign, settle, or resolve any threatened or pending Proceeding, other than settlements that result solely in immaterial non-monetary obligations of the Company or any of its Subsidiaries or monetary obligations involving payment (without the admission of wrongdoing) by or to the Company or any of its Subsidiaries of an amount not greater than not to exceed twenty-five million dollars ($25,000,000) individually or forty-five million dollars ($45,000,000) in the aggregate (it being agreed and understood that this clause (xx) shall not apply with respect to Tax matters, which shall be governed by Section 5.1(b)(xvii));

(xxi)         shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xxii)        shall not, and shall not permit any of its Subsidiaries to, enter into or adopt any stockholder rights plan (or similar plan commonly referred to as a “poison pill”) that does not exempt Parent or its affiliates or the transactions contemplated by this Agreement; and

(xxiii)       shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)            Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to: (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any person; or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations), which in the case of clause (i) or (ii), would be reasonably likely to (A) result in the failure to obtain or materially delay any Approvals of any Governmental Entity required in connection with the transactions contemplated hereby, including any Company Approval or any Parent Approval, or (B) otherwise prevent, materially impair or materially delay the Closing.

Section 5.2           Access.

(a)          Subject to applicable Law (including COVID-19 Measures), the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, upon reasonable prior notice, during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, officers, employees, Contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly all other information in its possession concerning the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request. Notwithstanding the foregoing, the Company shall not be required to afford such access or provide such information if it would unreasonably disrupt the operations of the Company or its Subsidiaries, would, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries, would cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, would reasonably be expected to cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law; provided, however, that the Company and Parent shall use reasonable best efforts to communicate the applicable information to Parent in a manner that would not violate applicable Law or any Contract or waive such privilege or work-product doctrine. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries.

(b)           Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, dated as of July 1, 2020, between the Company and Siemens Parent (the “Confidentiality Agreement”).

Section 5.3            No Solicitation.

(a)          Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct and cause its and its Subsidiaries’ officers, employees, and Representatives acting at the Company’s direction or on its behalf not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) enter into, continue or participate in any negotiations with any person (other than Parent and its Representatives) regarding, or furnish any nonpublic information or access to any person (other than Parent and its Representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person (other than Parent and its Representatives) that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal or any person becoming an “interested stockholder” under Section 203 of the DGCL (other than Parent and Merger Sub in connection with the transactions contemplated by this Agreement), (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)), or (vi) agree to do or publicly announce an intention to do any of the foregoing other than in compliance with this Agreement. The Company shall immediately cease any discussions or negotiations with any person (other than Parent and its Representatives) with respect to an Alternative Proposal or potential Alternative Proposal and promptly terminate access granted to any third party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement (and in any event within thirty-six (36) hours following the date hereof). The Company and its Subsidiaries shall not voluntarily release any third party that entered into a confidentiality agreement with the Company or any of its Subsidiaries with respect to a possible Alternative Proposal from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any such agreement or (y) any confidentiality provision in any such agreement other than, with respect to clause (x), to the extent the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b)          Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if the Company receives an Alternative Proposal prior to obtaining Company Stockholder Approval that did not result from a material breach of Section 5.3 with respect to which the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are substantially similar to the comparable confidentiality provisions of the Confidentiality Agreement (it being understood that such agreement need not have comparable standstill provisions) (provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent or its Representatives), and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.

(c)           The Company will promptly (within thirty-six (36) hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and shall, in any such written notice to Parent, include copies of any written materials submitted in connection with such Alternative Proposal (provided that, if required by any confidentiality agreement entered into with the person making such proposal prior to the date hereof, the Company may exclude or redact the identity and other identifying information regarding the person making such proposal), a summary of any material terms of such Alternative Proposal that were conveyed orally and indicate the identity of the person making such proposal (to the extent not prohibited by any confidentiality agreement entered into with such person prior to the date hereof) and the material terms and conditions of such proposal and thereafter shall promptly (within thirty-six (36) hours) keep Parent reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with or otherwise complying with this Section 5.3.

(d)           Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to Section 5.3(b)) relating to any Alternative Proposal, (iii) approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or a definitive agreement providing for an Alternative Proposal (a “Company Acquisition Agreement”), (iv) fail to include in the Proxy Statement the Recommendation, (v) fail to recommend against any Alternative Proposal (including by taking no position or a neutral position with respect to such Alternative Proposal) that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer or (vi) fail to publicly reaffirm the Recommendation within ten (10) business days of Parent’s written request to do so following the public disclosure of an Alternative Proposal (other than an Alternative Proposal involving a tender or exchange offer addressed in clause (v)) (provided, however, that the Board of Directors of the Company shall only be required to make such reaffirmation on one occasion with respect to any one Alternative Proposal (with each material amendment to the price or terms of such Alternative Proposal triggering one additional Parent right to request reaffirmation)) (any of the foregoing actions in clauses (i) through (vi), a “Change of Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, in response to an Alternative Proposal that did not result from a material breach of this Section 5.3, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then (x) the Board of Directors of the Company may effect a Change of Recommendation and/or authorize or cause the Company to take the actions in the following clause (y), and/or (y) the Company may, notwithstanding anything in this Agreement to the contrary, terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement with respect to such Superior Proposal, provided that prior to taking any such action: (A) the Company provides Parent four (4) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.3(b) (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, the four (4) business day period shall be extended for an additional three (3) business days after notification of such change in accordance with Section 5.3(b) and this Section 5.3(d) to Parent); (B) during the applicable period described in clause (A) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Board of Directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Recommendation in response to an Intervening Event if: (i) the Company provides Parent four (4) business days’ prior written notice of its intention to take such action, which notice shall include all material information with respect to any such Intervening Event and a description of the Board of Directors of the Company’s rationale for such action; (ii) during such four (4) business day period described in clause (x), the Company considers and discusses in good faith with Parent and its Representatives any adjustments or modifications to the terms of this Agreement; and (z) at the end of the four (4) business day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (x)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.3(d) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation).

(f)           As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of related persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, twenty percent (20%) or more (on a non-diluted basis) of Company Common Stock, (ii) the acquisition by any person of a business or assets (including any capital stock or other securities) that constitutes or includes twenty (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) the issuance to or acquisition by any person of twenty percent (20%) (on a non-diluted basis) or more of the outstanding shares of Company Common Stock or (iv) a tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any person or group of related persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of Company Common Stock.

(g)          As used in this Agreement “Superior Proposal” shall mean a written Alternative Proposal made after the date of this Agreement by any person that did not result from a material breach of Section 5.3 on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account the financial, legal, regulatory, conditionality (including whether such proposal is reasonably likely to be consummated if accepted) and other aspects of such proposal; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

(h)          As used in this Agreement “Intervening Event” shall mean any event, change, effect, development, state of facts, condition or occurrence that materially affects the business, financial condition, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole, and that is not known to the Board of Directors of the Company as of the date hereof (or if known, the material consequences were not reasonably foreseeable as of the date hereof); provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) unless reasonably required for the Board of Directors of the Company to consider to satisfy its fiduciary duties under applicable Law, changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (D) unless reasonably required for the Board of Directors of the Company to consider to satisfy its fiduciary duties under applicable Law, changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, or (E) unless reasonably required for the Board of Directors of the Company to consider to satisfy its fiduciary duties under applicable Law, any improvements in conditions resulting from or relating to COVID-19 existing as of the date of this Agreement, including improvements in economic or operating conditions.

Section 5.4            Proxy Statement; Company Meeting.

(a)          The Company shall, as promptly as reasonably practicable after the date of this Agreement (and the Company shall use its reasonable best efforts to cause such filing to occur within twenty (20) business days after the date hereof, so long as Parent promptly complies with its obligations under this Section 5.4(a)), prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.3, include the Recommendation, and shall use all reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)          Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, to duly call, give notice of, convene and hold a meeting of its stockholders, as promptly as reasonably practicable following the mailing of the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) (except that the Company shall be entitled to one (1) or more adjournments or postponements of the Company Meeting (not to exceed twenty (20) days in the aggregate) if it determines it is reasonably advisable to do so to (A) ensure that any required information is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Meeting or (B) obtain a quorum or to obtain the Company Stockholder Approval), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(c) and Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby; provided that no adjournment or postponement may be made to a date on or after three (3) business days prior to the End Date. Subject to the Board of Directors of the Company not having effected a Change of Recommendation, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Company Meeting and (y) not submit any Alternative Proposal for approval by the stockholders of the Company.

Section 5.5            Stock Options, Stock Appreciation Rights and Other Stock-Based Awards; Employee Matters.

(a)           Stock Options, Stock Appreciation Rights and Other Stock-Based Awards.

(i)            Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) and each stock appreciation right granted under the Company Stock Plans (each, a “Company SAR”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any such Company Stock Option or Company SAR, as of the Effective Time, become fully vested and be cancelled and terminated as of the Effective Time and converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option or Company SAR and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option and SAR Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock underlying a Company Stock Option or Company SAR equals or exceeds the Merger Consideration, such Company Stock Option or Company SAR shall be cancelled for no consideration as of the Effective Time and the holder thereof shall have no further rights with respect thereto.

(ii)           At the Effective Time, each Company Equity Award granted under the Company Stock Plans, other than Company Stock Options and Company SARs (each, other than Company Stock Options and Company SARs, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time (other than any Company Stock-Based Award granted subsequent to October 2, 2020) shall by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any such Company Stock-Based Award, as of the Effective Time, cease to represent a right or award with respect to shares of Company Common Stock, and shall become fully vested and be cancelled and terminated as of the Effective Time and converted into the right to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the aggregate Option and SAR Consideration, is referred to in this Agreement as the “Equity Award Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment; provided, that, with respect to any payment in respect of any Company Stock-Based Award which immediately prior to such cancellation is “deferred compensation” subject to Section 409A of the Code, the Company shall, prior to the Closing, take all actions reasonably necessary to authorize the termination of such Company Stock-Based Awards in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

(iii)          For Company Stock Options, Company SARs, and Company Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of Shares underlying the Company Stock Option, Company SAR, or Company Stock-Based Award for purposes hereof shall be deemed to equal the target number of shares of Company Common

Stock subject to the applicable Company Stock Option, Company SAR, or Company Stock-Based Award as of the Effective Time.

(iv)          At the Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Equity Award Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Plans and Company Stock-Based Awards and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the Equity Award Consideration through the payroll system of the Surviving Corporation to such holders as promptly as practicable (but in no event later than three (3) business days) following the Effective Time.

(b)          Employee Stock Purchase Plan. The Company may continue to operate the ESPP in accordance with its terms, in the ordinary course consistent with past practice, following the date of this Agreement; provided, that the Company shall not, in any event, after the date of this Agreement: (i) initiate any new offering or offering period under the ESPP other than any to replace an expiring offering or offering period (as applicable) on substantially the same terms and conditions as such expiring offering or offering period (as applicable), and/or (ii) increase the aggregate number of shares available for purchase under the ESPP following the date of this Agreement (it being understood that this proviso shall not be construed to limit an increase in shares that are purchased as a result of variations in employee participation rates or elections or stock price fluctuations). With respect to each option then-outstanding under the ESPP, the fifth (5th) business day immediately prior to the Effective Time will be automatically deemed to be a “Purchase Date” (as defined within the ESPP) and all then-outstanding options granted under the ESPP will be exercised on such date in accordance with the terms and conditions of the ESPP. Following the exercise of all outstanding options, the Company will cause the ESPP (x) not to commence an offering period following the fifth (5th) business day immediately prior to the Effective Time and (y) to terminate as of the Effective Time.

(c)           Employee Matters.

(i)            From and after the Effective Time, Parent and the Surviving Corporation shall honor all Company Benefit Plans and Company Foreign Plans and compensation arrangements and agreements in accordance with their terms (it being understood that nothing herein shall limit or preclude the amendment or termination of any such Company Benefit Plan or Company Foreign Plan in accordance with its terms). For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues in employment with Parent or one of its affiliates following the Effective Time (each, a “Company Employee”), (A) an annual base salary or wage rate, as applicable, at least equal to the annual base salary or wage rate, as applicable, provided to such Company Employee immediately prior to the Effective Time, (B) cash incentive opportunities (excluding any equity or equity-linked incentive opportunities) that are no less favorable in the aggregate than the cash incentive opportunities provided to such Company Employee as of immediately prior to the Effective Time, and (C) health, welfare and retirement benefits (excluding any defined benefit pension benefits (whether or not tax-qualified) in the United States and any excess benefit or supplemental executive retirement benefits) that are no less favorable in the aggregate than the health, welfare and retirement benefits provided to such Company Employee as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee (excluding each Continuing Employee who, as of immediately prior to the Effective Time, is party to an individual agreement or arrangement with the Company or any of its Subsidiaries that entitles such Continuing Employee to superior severance payments or benefits, including any Change in Control Agreement (as defined in the Company Disclosure Schedule)) whose employment is terminated by Parent or one of its Subsidiaries (including the Company) in a severance-qualifying termination as set forth on Section 5.5(c)(i) of the Company Disclosure Schedule during such one (1)-year period, severance payments and benefits that are no less favorable than the applicable severance payments and benefits set forth on Section 5.5(c)(i) of the Company Disclosure Schedule (subject to timely execution of an effective release in a form prescribed by Parent (provided that such form shall not impose non-competition or customer non-solicitation covenants on the applicable Company Employee, or any other material restrictions, that would not have applied under the Company’s standard form of release of claims in effect as of the date hereof for the applicable Company Employee), and taking into account the service crediting provisions of Section 5.5(c)(ii)).

(ii)            For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), provided that the foregoing shall not apply with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, (A) Parent and the Surviving Corporation shall ensure that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Old Plan in which such Company Employee participated immediately before the Effective Time, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent and the Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time, and Parent and the Surviving Corporation shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

(iii)          If directed in writing by Parent at least ten (10) business days prior to the Effective Time, effective no later than the day immediately prior to the Closing Date, the Company shall take or cause to be taken all actions necessary to terminate, as of the Effective Time, any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each a “Company 401(k) Plan”), subject to the consummation of the Merger. No later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate each Company 401(k) Plan (effective as of immediately prior to the Closing) pursuant to resolutions of the Board of Directors of the Company, as the case may be. The form and substance of such resolutions shall be subject to advance review and approval of Parent (which shall not be unreasonably withheld or delayed).

(iv)          Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans, as applicable, will occur at the Effective Time.

(v)           With respect to the Company fiscal year in which the Effective Time occurs, Parent shall cause the Surviving Corporation to continue in effect through the end of the Company fiscal year in which the Closing occurs each annual bonus plan covering Continuing Employees, and each Continuing Employee participating in any such annual bonus plan shall be eligible to earn an annual bonus for such Company fiscal year in accordance with the terms and conditions of the applicable annual bonus plan, based on actual performance determined in accordance with the terms of such Company bonus plan and paid at such times and to the extent that the applicable Continuing Employee would otherwise have become entitled to such bonuses under the applicable Company bonus plan (including based on satisfaction of any continued employment requirements), each as determined by Parent in good faith.

(vi)          The provisions of this Section 5.5(c) are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5(c), express or implied, shall, or shall be construed so as to, confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Parent or any of its affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5(c), express or implied, shall, or shall be construed so as to: (A) constitute an amendment or modification or deemed amendment or modification of any Old Plan, New Plan or any other plan providing benefits to any employee or other service provider, (B) interfere with the right of Parent or its affiliates to terminate the employment or other service relationship of any of the Company Employees or other service providers at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Company Employees or other service providers, or (C) obligate Parent or its affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 5.6            Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their Subsidiaries to), and Parent shall cause Siemens Parent and Siemens Parent’s controlled affiliates to, use their respective reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary Approvals from third parties, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company or any of their Subsidiaries or Siemens Parent or any controlled affiliates of Siemens Parent (collectively with Siemens Parent, the “Siemens Parent Affiliates”) be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any Approval required for the consummation of the transactions contemplated by this Agreement under any Contract or agreement (for the avoidance of doubt excluding filing fees required to be paid to a Governmental Entity).

(b)          Without limiting the foregoing, and notwithstanding anything contained in this Agreement to the contrary, Parent agrees to, and shall cause Siemens Parent and Siemens Parent’s controlled affiliates to, and with respect to CFIUS, as applicable, the Company also agrees to (and shall cause its Subsidiaries to) upon Parent’s written request, use its reasonable best efforts, and agrees to take, and shall cause Siemens Parent and Siemens Parent’s controlled affiliates to take, promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity, so as to enable the Closing to occur as promptly as reasonably practicable (and in any event no later than the End Date), including, but not limited to: (i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of Parent’s, Siemens Parent’s or any of their respective Subsidiaries’ or Siemens Parent Affiliates’ assets, properties or businesses or of the Company’s (or any of its Subsidiaries’) assets, properties or businesses to be acquired by Parent pursuant hereto, and the entrance into such other arrangements, in each case, as are necessary to obtain an Approval under any Regulatory Law, or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding pursuant to any Regulatory Law, which would otherwise have the effect of restraining or preventing the consummation of the transactions contemplated by this Agreement by the End Date; (ii) creating, terminating, modifying, amending or divesting relationships, ventures, contractual rights or obligations, including entering into, or offering or committing to enter into any supply or services agreements involving Parent’s, Siemens Parent’s or any of their respective Subsidiaries’ or Siemens Parent Affiliates’ or the Company’s products or services or restrictions on Parent’s, Siemens Parent’s or any of their respective Subsidiaries’ or Siemens Parent Affiliates’ or the Company’s businesses requested by any Governmental Entity, in each case, as are necessary to obtain an Approval under any Regulatory Law, or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding pursuant to any Regulatory Law, which would otherwise have the effect of restraining or preventing the consummation of the transactions contemplated by this Agreement by the End Date; (iii) defending through litigation on the merits, jointly with the Company (as requested by Parent or required by Law or by the applicable Governmental Entity), any claim asserted in court pursuant to any Regulatory Law or by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) under any Regulatory Law that would restrain or prevent the Closing from occurring by the End Date; and (iv) taking, or causing to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (collectively, the “Regulatory Actions”); provided, however, that nothing in this Section 5.6 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to commit to or effect any action or agreement that is not conditioned upon the consummation of the Merger; provided, further, that nothing in this Section 5.6 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to (and the Company and its Subsidiaries shall not, without Parent’s prior written consent) offer, propose, negotiate, commit to, take or effect any Regulatory Action that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries and Siemens Parent Affiliates, taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries shall not, without Parent’s prior written consent, offer, negotiate or agree to stay, toll or extend any applicable waiting or review period under any Regulatory Law or delay or extend the timeline under any Regulatory Law for the consummation of the transactions contemplated by this Agreement, or offer, propose, negotiate, commit to, take or effect any of the actions or agreements in Section 5.6(b)(i), (ii) or (iii) above in connection with seeking Approvals under applicable Regulatory Laws, or offer, propose, negotiate, commit or take any action to alter the Company’s or its Subsidiaries’ businesses or commercial practices in any way in connection with seeking Approvals under applicable Regulatory Laws, or otherwise offer, propose, negotiate, take or commit to take any action that limits Parent’s (or any of its Subsidiaries’ or Siemens Parent Affiliates’) freedom of action with respect to, or Parent’s (or any of its Subsidiaries’ or Siemens Parent Affiliates’) ability to retain any of the businesses, product lines or assets of, the Company or its Subsidiaries or otherwise receive the full benefits of this Agreement in connection with seeking Approvals under applicable Regulatory Laws.

(c)           In furtherance and not in limitation of the covenants contained in this Section 5.6, the Company and Parent and their respective Subsidiaries shall, and Parent shall cause Siemens Parent to, (i) within twenty (20) business days after the date of this Agreement, make their respective Filings under the HSR Act, (ii) as promptly as reasonably practicable after the date of this Agreement, make all Filings required under the Regulatory Laws listed on Section 4.2(b)(iv) of the Parent Disclosure Schedule, (iii) consult and cooperate with each other in connection with making all Filings under the HSR Act and the Regulatory Laws listed on Section 4.2(b)(iv) of the Parent Disclosure Schedule, communications, submissions, and any other actions pursuant to this Section 5.6, (iv) promptly provide information and documents in response to any requests from Governmental Entities pursuant to Regulatory Laws and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent or Siemens Parent, as the case may be, or any of their respective Subsidiaries or affiliates, from any third party and/or any Governmental Entity with respect to such transactions; provided, however, that materials may be provided to the other party on a counsel-only basis as necessary (A) to comply with contractual agreements, and (B) to address reasonable privilege or confidentiality concerns. The Company and Parent shall consult with each other on the strategy for the Filings and Approvals related to Regulatory Laws and litigation matters relating to Regulatory Laws, and shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any Filings, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made with, or submitted to, any Governmental Entity in relation to any Regulatory Law in connection with the transactions contemplated by this Agreement; provided that, without limiting Parent’s obligations under this Section 5.6, Parent shall control the strategy and course of action, and make all final determinations, related to Regulatory Laws, including but not limited to the timing of Filings and all actions and decisions regarding any Regulatory Actions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to any Governmental Entity. Each of the Company and Parent agrees not to, without the prior written consent of the other party (which consent shall not be unreasonably withheld), participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. As promptly as reasonably practicable following the date of this Agreement, Parent and Company shall, and Parent shall cause Siemens Parent to, (x) arrange a meeting or discussion with CFIUS, (y) submit a draft joint voluntary notice or declaration to CFIUS and (z) submit a final joint voluntary notice or declaration to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended (“DPA”). Each of Parent and the Company shall, and Parent shall cause Siemens Parent to, respond to any request for information from CFIUS in the timeframe set forth in 31 C.F.R. Part 800 (the “CFIUS Regulations”); provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to the CFIUS Regulations to respond to CFIUS requests for follow-up information; provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice or declaration filed by the parties or modifies the time for CFIUS review or investigation.

(d)          Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied in all material respects with its obligations under this Section 5.6.

(e)          For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1), the Defense Production Act of 1950, as amended, the International Traffic in Arms Regulations, applicable requirements of the National Industrial Security Program, the Export Administration Regulations, the embargoes and restrictions administered by the United States Office of Foreign Assets Control and any Executive Orders of the President regarding embargoes and restrictions on trade with designated countries, entities and persons, and all other Laws, including any antitrust, competition, merger control or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate foreign investment in any nation or region or protect the national security of any nation or region.

Section 5.7            Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8            Public Announcements. Except as may be related to an Alternative Proposal or a Change of Recommendation, the Company and Parent will, and Parent will cause Siemens Parent to, consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to, and Parent agrees to cause Siemens Parent to, issue a joint press release announcing this Agreement.

Section 5.9            Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.

(b)          Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company). In the event of any such actual or threatened Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or threatened Proceeding.

(c)          The Company shall purchase prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. In the event that such a “tail” policy is not obtained, for a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)          The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)             If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10     Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11     Shareholder Litigation. The Company shall give Parent notice as promptly as practicable of, and the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense or settlement of any stockholder litigation against the Company or its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement. The Company shall not settle any shareholder litigation against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without Parent’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) the costs of such settlement do not exceed, individually, and the costs of all such settlements do not exceed, in the aggregate, the dollar amounts set forth on Section 5.11 of the Company Disclosure Schedule and (c) to the extent such parties are named in such litigation, such settlement includes an express, complete and unconditional release of Siemens Parent and its Subsidiaries and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable. The Company shall keep Parent reasonably and promptly informed with respect to the status of such litigation.

Section 5.12     Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and the Surviving Corporation and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part under applicable Laws and the rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be voluntarily delisted from the New York Stock Exchange prior to the Effective Time.

Section 5.13     Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company, and any director of a Subsidiary of the Company, to the extent requested by Parent, to execute and deliver a letter on the Closing Date effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Section 5.14     Repayment and Termination of Existing Credit Agreement. The Company shall use its commercially reasonable efforts to deliver to Parent, at least five (5) Business Days prior to the Closing Date, a draft of, and on or prior to the Closing Date, an executed copy of, a customary payoff letter from the agent under the Credit Agreement dated as of April 3, 2018, among Bank of America, N.A., the Company and the lender parties thereto, as amended by the Second Amendment to Credit Agreement dated as of November 1, 2019, among Bank of America, N.A., the Company and the lenders party thereto (as such agreement may be amended, modified, supplemented, replaced or refinanced, the “Existing Credit Agreement”) relating to the repayment in full of all obligations thereunder or secured thereby (with funds provided by or on behalf of Parent), the termination of all commitments in connection therewith and, if applicable, the release of all Liens securing the obligations thereunder (the “Payoff Letter”), subject to the occurrence of the Closing. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) deliver to the agent under the Existing Credit Agreement, within the time periods specified therein, any prepayment and termination notice required for the termination of commitments and the repayment of outstanding amounts under the Existing Credit Agreement on and subject to the occurrence of the Closing (with funds provided by or on behalf of Parent) and (ii) cause the agent under the Existing Credit Agreement to, concurrently with or promptly following the Closing (and subject to Parent’s compliance with the immediately following sentence), if applicable, file (or authorize the filing of) any UCC termination statements and terminations of control agreements necessary in order to effect the release of Liens, if any, on the assets of the Company and certain of its Subsidiaries securing the obligations of the Company and certain of its Subsidiaries under the Existing Credit Agreement. At the Closing, Parent shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the Existing Credit Agreement in accordance with the Payoff Letter (including all Obligations (as defined in the Existing Credit Agreement)) and shall have made arrangements with respect to Letters of Credit (as defined in the Existing Credit Agreement) satisfactory to the Administrative Agent (as defined in the Existing Credit Agreement) and the L/C Issuer (as defined in the Existing Credit Agreement).

Section 5.15      Financing Cooperation. Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to provide, upon reasonable request by Parent, such cooperation as is necessary and customary to assist Parent and its affiliates in the preparation and consummation of a potential issuance of equity, unsecured debt securities or unsecured syndicated bank debt, in each case, for the purpose of financing the Merger (the “Financing,” and any banks mandated by Parent or its affiliates for purposes of such Financing, the “Lenders”) including by using reasonable best efforts to: (a) provide to Parent or any of its designated Affiliates and the Lenders as promptly as practicable after their written request therefor all customary historical financial and other information of the Company and its Subsidiaries required to be made available for purposes of the arrangement or consummation of the Financing; (b) if requested by Parent in writing, assist Parent or any of its designated Affiliates in the preparation of customary prospectuses and/or offering documents, private placement memoranda and similar marketing documents and ratings agency presentation materials (together the “Marketing Documents”) required in connection with the consummation of the Financing; and (c) if requested by Parent in writing, cooperate with the advisors retained by Parent or its Affiliates for the purpose of producing customary pro forma financial information on the Company and its Subsidiaries under applicable accounting standards and procedures for purposes of inclusion in the Marketing Documents, if required in connection with the consummation of the Financing; provided, in each case, that notwithstanding the foregoing or anything to the contrary provided herein, nothing in this Section 5.15 shall require the Company or any of its Subsidiaries to (i) execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, (ii) take any action that would reasonably be expected to cause any condition to Closing set forth in this Agreement to fail to be satisfied, (iii) take any action that would reasonably be expected to cause any violation, breach or default (with or without notice, lapse of time, or both) of this Agreement or any contract to which the Company or any of its Subsidiaries is a party, (iv) take any action that would conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (v) take any action that would cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (vi) provide access to or disclose information in a way that the Company or any of its Subsidiaries determines would jeopardize any attorney-client or other privilege of the Company or any of its Subsidiaries, (vii) take any corporate actions prior to the Closing to permit the consummation of, or otherwise in connection with, the Financing, (viii) prepare any financial statements or information that are not available to the Company and prepared in the ordinary course of its financial reporting practice, (ix) pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time, or (x) take any action to the extent it would unreasonably disrupt the conduct of the Company’s or any of its Subsidiaries’ respective businesses. Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries from and against any and all damages, expenses, liabilities and costs incurred in connection with the Financing or any cooperation or information provided in connection therewith or any action taken by the Company or any of its Subsidiaries pursuant to this Section 5.15. Parent shall promptly reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation described in this Section 5.15. The Company hereby releases Parent from any restrictions under the Confidentiality Agreement regarding contact with potential Lenders and hereby agrees that potential Lenders are “Representatives” of Parent under the Confidentiality Agreement; provided, that, in no event shall Parent, Merger Sub or any of their affiliates be permitted to disclose to any potential Lender or any other person any information about the Company or any of its Subsidiaries if such disclosure would, if disclosed by the Company (i) violate any Law or the rules of any stock exchange absent a public disclosure by the Company or (ii) violate any Contract. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.3(b), as it applies to the Company’s obligations under this Section 5.15, shall be deemed satisfied unless the Company has willfully breached its obligations under this Section 5.15, and such willful breach has been the principal cause of the Financing not being obtained by the End Date.

Section 5.16     Pre-Closing Reorganization. The Company agrees that upon written request by Parent, the Company shall consider in good faith (a) cooperating with Parent to determine the nature of, and (b) implementing or having its wholly-owned Subsidiaries implement, in each case, such corporate reorganizations of the Company’s Subsidiaries’ corporate structure as Parent may reasonably request in writing at least twenty (20) days prior to the Closing to provide for the optimal structure of the Company’s Subsidiaries at the Closing; provided that, if the Company provides such cooperation or implementation, it shall be at Parent’s sole cost and expense and subject to applicable Laws (the “Pre-Closing Reorganization”). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Company shall not be required to cooperate with or participate in or to effect (and will not be required to cause any of its Subsidiaries to cooperate, participate in or to effect) any Pre-Closing Reorganization or take any other action pursuant to this Section 5.16 if the Company determines in good faith that such Pre-Closing Reorganization (i) could not be unwound in the event the Merger is not consummated without adversely affecting or being prejudicial to the Company or any of its Subsidiaries, (ii) would result in any contravention or breach by the Company or any of its Subsidiaries of their respective organizational documents, any Contract or any Law or Permit, (iii) would be effected earlier than the day before the Closing Date, (iv) would change the form or reduce the amount of the Merger Consideration or change the Tax consequences to the Company’s stockholders, (v) would require the Company to obtain the prior approval of the Company’s stockholders, (vi) would prevent, impair or delay the consummation of the Merger or the satisfaction of any condition to the obligations of the parties set forth in Article VI, including any approval required from a Governmental Entity or any other person, or (vii) would otherwise have a more than de minimis adverse effect on the Company or any of its Subsidiaries in the event the Closing does not occur (taking into account the indemnity provided by Parent pursuant to the final sentence of this Section 5.16). Parent must provide written notice to the Company of any proposed Pre-Closing Reorganization as promptly as practicable (and, in any event, at least twenty (20) days prior to the Closing Date). Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub each hereby waives any breach of a representation, warranty, covenant or agreement by the Company where such breach is a result of an action taken by the Company or any of its Subsidiaries relating to the Pre-Closing Reorganization. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to take any action pursuant to this Section 5.16 unless Parent and Merger Sub have confirmed in writing that all of the conditions to Closing have been satisfied or waived and that they will consummate the Closing on the date of the consummation of the Pre-Closing Restructuring. Parent shall indemnify and hold harmless the Company and its Subsidiaries, on an after-Tax basis (determined without taking into account any Tax attributes of the Company or any of its Subsidiaries), from and against any and all liabilities, losses (including any out-of-pocket costs, fees, and expenses, including reasonable attorneys’ fees), Taxes, damages, claims, penalties, interest, awards, and judgments suffered or incurred in connection with or as a result of any completed or proposed Pre-Closing Reorganization and any reversal, unwind, modification or termination thereof.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1       Conditions to Each Party’s Obligation to Effect the Merger

. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained.

(b)            No injunction or order of any Governmental Entity of competent jurisdiction shall have been entered or issued and shall continue to be in effect and no Law shall have been adopted, enacted or promulgated by a Governmental Entity of competent jurisdiction that remains in effect, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger.

(c)            All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all Approvals under the Regulatory Laws listed on Section 6.1(c) of the Parent Disclosure Schedule shall have been obtained or shall have occurred, as applicable.

(d)            The CFIUS Approval shall have been obtained. For the purposes of this Agreement, “CFIUS Approval” means Parent and the Company shall have received: (i) as a result of a joint voluntary notice or declaration submitted to CFIUS, written notice from CFIUS that review of the transaction contemplated by this Agreement under Section 721 of the DPA has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction, and advised that action under said Section 721, and any investigation related thereto, has been concluded with respect to such transaction; (ii) written confirmation that the notified transaction is not a “covered transaction”, “covered investment”, or “covered real estate transaction” as those terms are defined by the DPA’s implementing regulations, and therefore is not subject to review by CFIUS; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and the Company and either (A) the period under the DPA, during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.

Section 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)            (i) the representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV that are not qualified by a “Parent Material Adverse Effect” (without giving any effect to materiality or similar qualifiers contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(b)            Siemens Parent, Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Letter of Support (as applicable) to be performed or complied with by them prior to the Effective Time.

(c)            Each of Siemens Parent and Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3     Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment of the following conditions:

(a)            (i) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(f)(ii)) set forth in Article III that are qualified by a “Company Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(f)(ii)) set forth in Article III that are not qualified by a “Company Material Adverse Effect” (without giving any effect to materiality or similar qualifiers contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, and (iii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(c) and 3.2(f)(ii) shall be true and correct in all but de minimis respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (iv) the representations and warranties of the Company set forth in Sections 3.2(b) and 3.2(d) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

(b)             The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)           The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

Section 6.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s (including, with respect to Parent and Merger Sub, Siemens Parent’s) breach of any provision of this Agreement (including Section 5.6) or the Letter of Support.

ARTICLE VII

TERMINATION

Section 7.1     Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           by the mutual written consent of the Company and Parent;

(b)          by either the Company or Parent if the Effective Time shall not have occurred on or before August 2, 2021 (the “End Date”); provided that if, on the End Date, any of the conditions set forth in Section 6.1(b) (solely as it relates to an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law), Section 6.1(c) or Section 6.1(d) shall not have been satisfied but all other conditions set forth in Article VI either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then the End Date shall automatically, without any action on the part of the parties hereto, be extended to October 2, 2021, and such date shall become the “End Date” for purposes of this Agreement; provided, further, that if, on October 2, 2021, any of the conditions set forth in Section 6.1(b) (solely as it relates to an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law), Section 6.1(c) or Section 6.1(d) shall not have been satisfied but all other conditions set forth in Article VI either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then the End Date shall automatically, without any action on the part of the parties hereto, be further extended to December 2, 2021, and such date shall become the “End Date” for purposes of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before such End Date (it being understood that a breach of this Agreement by Merger Sub or breach of the Letter of Support by Siemens Parent shall be deemed to be a breach by Parent for all purposes of this Agreement);

(c)            by either the Company or Parent if (i) an injunction or order shall have been entered or issued by a Governmental Entity, (ii) a Law shall have been adopted, enacted or promulgated by a Governmental Entity or (iii) a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently prevents, restrains, enjoins, suspends, makes illegal or otherwise prohibits the consummation of the Merger and, in the case of an injunction, order or decision, such injunction or order shall have become final and non-appealable or such decision shall have become final; provided that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(c) unless such party (or Siemens Parent in the case of a purported termination by Parent) has complied in all material respects with its obligations under Section 5.6 (and, in the case of Siemens Parent, under the Letter of Support);

(d)            by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)            by the Company, if Siemens Parent, Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Letter of Support, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, or, if curable, is not cured (A) within thirty (30) days following the Company’s delivery of written notice to Siemens Parent, Parent or Merger Sub of such breach (which notice shall specify in reasonable detail the nature of such breach) or (B) within any shorter period of time that remains between the date the Company delivers the notice described in the foregoing subclause (A) and the day prior to the End Date (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or Section 6.3);

(f)            by Parent, if the Company shall have (i) breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date, or, if curable, is not cured (I) within thirty (30) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach) or (II) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (I) and the day prior to the End Date, or (ii) materially breached any of its obligations under Section 5.3 prior to the Company Stockholder Approval (provided, however, in each case of clauses (i) or (ii) that neither Siemens Parent, Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or Section 6.2);

(g)            by the Company, prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(d) and pays the Company Termination Fee pursuant to Section 7.2(a); or

(h)            by Parent, prior to the Company Stockholder Approval, in the event that the Board of Directors of the Company has effected a Change of Recommendation, whether or not permitted by the terms hereof.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 and Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company, Parent or Merger Sub to any other party except (i) subject to Section 7.2(e), liability arising out of fraud or a willful breach of a covenant or other obligation set forth in this Agreement prior to such termination or as provided for in the Confidentiality Agreement, in which case all rights and remedies available at Law or in equity shall be available (the “Willful Breach Liability Provision”), and (ii) as provided in Section 7.2. For purposes of this Agreement, “willful breach” shall mean a material breach that results from or is a consequence of a deliberate action taken or a deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a breach of this Agreement.

Section 7.2      Termination Fees.

(a)            Notwithstanding any provision in this Agreement to the contrary, if (i) (A) after the date of this Agreement and prior to the termination of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at least five (5) business days prior to, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or by Parent, prior to the Company Stockholder Approval, pursuant to Section 7.1(f) and (C) within twelve (12) months after such termination, the Company consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of four hundred fifty million dollars ($450,000,000) in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clause (i) above, within two (2) business days following Parent’s request pursuant to Section 7.2(e) following the consummation of the Qualifying Transaction, or in the case of clause (ii) above, within two (2) business days following Parent’s request pursuant to Section 7.2(e) following the termination by the Company pursuant to Section 7.1(g) or within two (2) business days of Parent’s request pursuant to Section 7.2(e) after termination by Parent pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)            Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.3(a) and Section 6.3(b) have been satisfied (other than, in the case of Section 6.1(b), for the failure to be satisfied resulting from an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law, in each case other than a CFIUS Order) and the condition set forth in Section 6.1(c) has not been satisfied, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(c) as the result of an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law, in each case other than a CFIUS Order (an “Antitrust Order”), then in any such case Parent shall, upon a request from the Company, pay to the Company a fee of nine hundred twenty-five million dollars ($925,000,000) in cash (the “Parent Antitrust Termination Fee”) in accordance with this Section 7.2(b), it being understood that in no event shall Parent be required to pay the Parent Antitrust Termination Fee on more than one (1) occasion and in no event shall Parent be required to pay both the Parent Antitrust Termination Fee and the Parent CFIUS Termination Fee. The Parent Antitrust Termination Fee shall be paid to the Company promptly following the Company’s request (only if the Company so requests) in accordance with Section 7.2(e) after termination of this Agreement by the Company or Parent upon the circumstances described in this Section 7.2(b) (and in any event not later than two (2) business days after delivery to Parent of notice of request for payment (if the Company so requests) in accordance with Section 7.2(e)).

(c)            Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.3(a) and Section 6.3(b) have been satisfied (other than, in the case of Section 6.1(b), for the failure to be satisfied resulting from a decision issued or promulgated by CFIUS or the President of the United States) and the condition set forth in Section 6.1(d) has not been satisfied, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(c) as the result of a decision issued or promulgated by CFIUS or the President of the United States (a “CFIUS Order”), then in any such case Parent shall, upon a request from the Company, pay to the Company a fee of four hundred fifty million dollars ($450,000,000) in cash (the “Parent CFIUS Termination Fee,” and collectively with the Parent Antitrust Termination Fee, the “Parent Termination Fees”) in accordance with this Section 7.2(c), it being understood that in no event shall Parent be required to pay the Parent CFIUS Termination Fee on more than one (1) occasion and in no event shall Parent be required to pay both the Parent Antitrust Termination Fee and the Parent CFIUS Termination Fee. In the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) at a time when both an Antitrust Order has become final and non-appealable and a CFIUS Order have become final, the applicable Parent Termination Fee shall be determined based on which of the Antitrust Order and the CFIUS Order shall have first become final (and non-appealable, as applicable). The Parent CFIUS Termination Fee shall be paid to the Company promptly following the Company’s request (only if the Company so requests) in accordance with Section 7.2(e) after termination of this Agreement by the Company or Parent upon the circumstances described in this Section 7.2(c) (and in any event not later than two (2) business days after delivery to Parent of notice of request for payment (if the Company so requests) in accordance with Section 7.2(e)).

(d)            Each party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. Each party further acknowledges that neither the Company Termination Fee nor either of the Parent Termination Fees is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which the applicable fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, unless a Company Termination Fee or either of the Parent Termination Fees has been paid in accordance with Section 7.2(e), this sentence shall not limit any party’s rights under the Willful Breach Liability Provision or Section 8.5. In addition, if the applicable party fails (the “Failing Party”) to pay in a timely manner any amount due pursuant to this Section 7.2, then (i) the Failing Party shall reimburse the other party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Failing Party shall pay to the other party interest on the amounts payable pursuant to this Section 7.2 from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(e)            Notwithstanding anything to the contrary in this Agreement, in the event: (i) the Company requests in writing, within sixty (60) business days following an applicable termination of this Agreement, payment by Parent of the applicable Parent Termination Fee and Parent pays such Parent Termination Fee to the Company, payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and none of Parent, its Subsidiaries or any of their affiliates shall have any liability to the Company or its Subsidiaries or affiliates or any other person under this Agreement or the Letter of Support in the event of termination of this Agreement and (ii) Parent requests in writing, within sixty (60) business days following an applicable termination of this Agreement, payment by the Company of the Company Termination Fee and the Company pays such Company Termination Fee to Parent, payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and none of the Company, its Subsidiaries or any of their affiliates shall have any liability to Parent or its Subsidiaries or affiliates or any other person under this Agreement or the Letter of Support in the event of termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, if either the Company or Parent does not request the applicable Parent Termination Fee or the Company Termination Fee, as applicable, when payable within the applicable sixty (60) business day period, then the Company or Parent, as applicable, shall be deemed to have irrevocably waived receipt of such fee and shall have no further right to receive such fee, and such fee shall not be payable under any circumstances; provided that this sentence shall not limit any rights to seek or obtain any other remedies.

ARTICLE VIII

MISCELLANEOUS

Section 8.1     No Survival of Representations and Warranties

. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance after the Effective Time, including the covenants and agreements contained in Section 5.5(c) and 5.9 and this Section 8.1, shall survive the Effective Time.

Section 8.2     Expenses. Except as set forth in Sections 5.9(b), Section 5.15 and 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses (and, for the avoidance of doubt, Parent shall pay the filing fee in connection with any joint voluntary notice submitted to CFIUS); provided that, except to the extent provided in the last sentence of Section 2.2(b)(ii), the Company shall be responsible for any Taxes imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

Section 8.3     Counterparts; Effectiveness. This Agreement may be executed in two (2) or more consecutive counterparts (including by facsimile or by e-mail with .pdf attachments or DocuSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5     Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and the parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy (it being understood that such remedy shall not be deemed to be the exclusive remedy for the parties, but shall be in addition to all other remedies available to the parties), and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto hereby agrees that service of process upon such party in any action or proceeding with respect to this Agreement will be effective if notice is given in accordance with Section 8.7 and waives any further requirements for such service of process.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7    Notices. Any notice, consent or other communication required to be given hereunder shall be sufficient if in writing, and sent by e-mail transmission (without receipt of a delivery failure notice), facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub or the Guarantor:

Siemens Healthineers Holding I GmBH
Gewerbering 22, D-91341
Roettenbach, Germany
E-mail:	dagmar.mundani@siemens-healthineers.com
marco.stuelpner@siemens-healthineers.com
Fax:	+49 (9131) 84-8807
+49 (9131) 84-4552
Attention:	General Counsel, Dagmar Mundani
Head of M&A, Marco Stuelpner

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
E-mail:	charles.ruck@lw.com
josh.dubofsky@lw.com
leah.sauter@lw.com
Fax:1	(212) 751-4864
Attention:	Charles K. Ruck, Esq.
Joshua M. Dubofsky, Esq.
Leah R. Sauter, Esq.

To the Company:

Varian Medical Systems, Inc.
3100 Hansen Way
Palo Alto, CA
E-mail:	Michael.Hutchinson@varian.com
Fax:	(650) 424-6822
Attention:	Michael Hutchinson, Senior Vice President, Chief Legal Officer

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

E-mail:	DCKarp@wlrk.com
RCChen@wlrk.com
VSapezhnikov@wlrk.com
Fax:	(212) 403-2000
Attention:	David C. Karp, Esq.
Ronald C. Chen, Esq.
Viktor Sapezhnikov, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section 8.8 shall be null and void.

Section 8.9     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Letter of Support and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a) and 5.9, in each case from and after the Closing, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to the provisions of Article VII, Parent, Merger Sub and the Guarantor expressly acknowledge and agree that the Company shall have the right, on behalf of its stockholders, to pursue damages against Siemens Parent, Parent, Merger Sub and/or the Guarantor for the loss of the Merger Consideration in the event of any breach of this Agreement by Parent, Merger Sub or the Guarantor or of the Letter of Support by Siemens Parent.

Section 8.11     Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12     Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14      Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lenders, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Lenders in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Lenders will have any liability to the Company or any of the Company Subsidiaries or any of their respective controlled affiliates (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other party hereto agrees that) the Lenders are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and such provisions and the definition of “Lenders” shall not be amended in any way materially adverse to the Lenders without the prior written consent of the Lenders.

Section 8.15     Guarantee.

(a)            Without limiting any obligation or liability of Siemens Parent under the Letter of Support, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Parent and Merger Sub of all of their obligations, liabilities, covenants and agreements to the Company pursuant to the terms of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This is a guarantee of payment and performance, and not of collectibility. The obligations of the Guarantor under this Section 8.15 are absolute and unconditional in respect of satisfying the Guaranteed Obligations and shall be enforceable against the Guarantor to the same extent as if the Guarantor were the primary obligor (and not merely a surety) under this Agreement. The Guarantor hereby represents and warrants to the Company that (a) it is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Section 8.15; (b) the execution, delivery and performance by it of this Agreement has been duly and validly authorized and approved by all necessary corporate action, and no other corporate actions or proceedings on the part of it are necessary therefor; and (c) this Agreement has been duly and validly executed and delivered by it and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. Until the payment in full of the Guaranteed Obligations, the Guarantor waives (i) any of the following rights it may have against Parent: subrogation, set-off, reimbursement, exoneration, contribution or indemnification, and (ii) any right to participate in any claim or remedy of the Company against Parent, in the case whether or not such claim, remedy or right arises in equity or under contract, statute or common law. For the avoidance of the doubt, in the event this Agreement is terminated, the Company shall in no event have the right to receive from the Guarantor any amount that would exceed the amounts that the Company and/or its stockholders are or may be entitled to receive or claim under or in connection with this Agreement.

(b)            The Guarantor hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, and all suretyship defenses (it being understood that nothing in this sentence shall be deemed a waiver by the Guarantor of the obligation of any other party to this Agreement to deliver notice pursuant to the terms of this Agreement). The Guarantor agrees that the Guaranteed Obligations shall not be discharged except by complete performance or payment of the amounts payable under this Agreement, as applicable, and that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the transactions contemplated by this Agreement; or (iv) the adequacy of any other means the Company may have of obtaining payment related to any of the Guaranteed Obligations. If at any time payment under the Agreement is rescinded or must be otherwise restored or returned by the Company or any of its shareholders or affiliates upon the insolvency, bankruptcy or reorganization of the Guarantor, Parent, Merger Sub or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by the Company or its shareholders or affiliates, all as though such payment had not been made. The Guarantor shall be entitled to any and all defenses that Parent and Merger Sub have under this Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.

(c)            The Guarantor hereby expressly acknowledges and agrees to be bound by this Article VIII.

Section 8.16     Definitions.

(a)            References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships or other entities in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership or other entity). References in this Agreement (except as specifically otherwise defined) to “affiliates” or “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. References in this Agreement (except as specifically otherwise defined) to a “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City, Palo Alto, California, London, England or Munich, Germany are authorized by Law or executive order to be closed. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

affiliates	Section 8.16(a)
Affiliates	Section 8.16(a)
Agreement	Preamble
Alternative Proposal	Section 5.3(f)
Anti-corruption Laws	Section 3.23(a)
Antitrust Order	Section 7.2(b)
Approval	Section 3.3(b)
Book-Entry Shares	Section 2.2(a)
business day	Section 8.16(a)
Cancelled Shares	Section 2.1(b)
Capitalization Date	Section 3.2(a)
CARES Act	Section 3.14(d)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
CFIUS	Section 3.3(b)
CFIUS Approval	Section 6.1(d)
CFIUS Order	Section 7.2(c)
CFIUS Regulations	Section 5.6(c)
Change of Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Company	Preamble
Company 401(k) Plan	Section 5.5(c)(iii)
Company Acquisition Agreement	Section 5.3(d)
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employee	Section 5.5(c)(i)
Company Equity Awards	Section 3.2(a)
Company Foreign Plan	Section 3.9(a)

Company IT Assets	Section 3.15(f)
Company Leased Property	Section 3.24(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.18(a)
Company Meeting	Section 5.4(b)
Company Owned Property	Section 3.24(a)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company Real Property	Section 3.24(b)
Company SAR	Section 5.5(a)(i)
Company SEC Documents	Section 3.4(a)
Company Stock Option	Section 5.5(a)(i)
Company Stock Plans	Section 3.2(a)
Company Stock-Based Award	Section 5.5(a)(ii)
Company Stockholder Approval	Section 3.17
Company Termination Fee	Section 7.2(a)
Confidentiality Agreement	Section 5.2(b)
Contract	Section 3.2(g)
control	Section 8.16(a)
COVID-19	Section 3.1
COVID-19 Measures	Section 3.1
Data Protection Laws	Section 3.7(e)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
DPA	Section 5.6(c)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Environmental Law	Section 3.8(b)
Equity Award Consideration	Section 5.5(a)(ii)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(c)
ESPP	Section 3.2(a)
Exchange Act	Section 3.3(b)
Exchange Fund	Section 2.2(a)
Existing Credit Agreement	Section 5.14
Failing Party	Section 7.2(d)
Filing	Section 3.3(b)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(b)
Guaranteed Obligations	Section 8.15
Guarantor	Preamble
Hazardous Substance	Section 3.8(c)
Health Care Laws	Section 3.21(h)
HIPAA	Section 3.7(e)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.9(b)

Intellectual Property	Section 3.15(a)
Intervening Event	Section 5.3(h)
knowledge	Section 8.16(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lease	Section 3.24(b)
Lenders	Section 5.15
Letter of Support	Recitals
Lien	Section 3.3(c)
Marketing Documents	Section 5.15
Material Customer	Section 3.19(a)
Material Customer Agreement	Section 3.19(a)
Material Reseller	Section 3.19(c)
Material Reseller Agreement	Section 3.19(c)
Material Supplier	Section 3.19(b)
Material Supplier Agreement	Section 3.19(b)
Medical Device	Section 3.21(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.5(c)(ii)
Old Plans	Section 5.5(c)(ii)
Open Source Software	Section 3.15(e)
Option and SAR Consideration	Section 5.5(a)(i)
Parent	Preamble
Parent Antitrust Termination Fee	Section 7.2(b)
Parent Approvals	Section 4.2(b)
Parent CFIUS Termination Fee	Section 7.2(c)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	Section 4.1
Parent Termination Fees	Section 7.2(c)
Paying Agent	Section 2.2(a)
Payoff Letter	Section 5.14
Permits	Section 3.7(b)
Permitted Lien	Section 3.3(c)
person	Section 8.16(a)
Personal Information	Section 3.7(e)
Pre-Closing Reorganization	Section 5.16
Privacy Requirements	Section 3.7(e)
Proxy Statement	Section 3.12
Public Official	Section 3.23(b)
Qualifying Transaction	Section 7.2(a)
Recommendation	Section 3.3(a)
Regulatory Actions	Section 5.6(b)
Regulatory Law	Section 5.6(e)
Regulatory Permits	Section 3.21(j)

Representatives	Section 5.2(a)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.4(a)
Share	Section 2.1(a)
Shares	Section 2.1(a)
Siemens Parent	Recitals
Siemens Parent Affiliates	Section 5.6(a)
Social Security Act	Section 3.21(f)
Subsidiaries	Section 8.16(a)
Superior Proposal	Section 5.3(g)
Surviving Corporation	Section 1.1
Takeover Notice Period	Section 5.3(d)
Tax Return	Section 3.13(b)
Taxes	Section 3.13(b)
Termination Date	Section 5.1(a)
WARN Act	Section 3.14(c)
willful breach	Section 7.1
Willful Breach Liability Provision	Section 7.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEMENS HEALTHINEERS HOLDING I GMBH

By:	/s/ Gernot Sanders
Name: Gernot Sanders
Title: Managing Director

By:	/s/ Roland Hummel
Name: Roland Hummel
Title: Managing Director

FALCON SUB INC.

By:	/s/ David Pacitti
Name: David Pacitti
Title: President and Chief Executive Officer

By:	/s/ Sebastian Funk
Name: Sebastian Funk
Title: Secretary and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEMENS MEDICAL SOLUTIONS USA, INC. (solely for purposes of Article VIII)

By:	/s/ David Pacitti
Name: David Pacitti
Title: President

By:	/s/ Sebastian Funk
Name: Sebastian Funk
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ Dow R. Wilson
Name: Dow R. Wilson
Title: President and Chief Executive Officer